Exhibit 99.1 Press Release dated January 17, 2013

Citizens First Corporation Announces Fourth Quarter and Year End 2012 Results

NEWS For Immediate Release

Contact: Todd Kanipe, CEO tkanipe@citizensfirstbank.com Steve Marcum, CFO smarcum@citizensfirstbank.com Citizens First Corporation 1065 Ashley Street, Suite 150 Bowling Green, KY 42103 270.393.0700

BOWLING GREEN, KY, January 17, 2013 – Citizens First Corporation (NASDAQ: CZFC) today reported results for the fourth quarter and year ending December 31, 2012, which include the following:

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For the twelve months ended December 31, 2012, net income grew to a record $3.2 million, or $1.11 per diluted common share.  This represents an increase of $564,000, or $0.30 per share, from the net income of $2.6 million in the previous year.  Provision for loan losses was $1.7 million for 2012 compared to $2.0 million for 2011.  Todd Kanipe, President & CEO of Citizens First commented, “Earnings growth in 2012 was directly attributable to our margin improvement and reduced provision expense.  We improved our deposit mix and reduced overall funding costs by eliminating the majority of our brokered deposits.  We were able to grow our loan portfolio modestly during the year; however, maintaining loan yields in the current interest rate environment remains our primary challenge in 2013.”

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For the quarter ended December 31, 2012, the Company reported net income of $697,000, or $.23 per diluted common share.  This represents a decrease of $244,000, or $.12 per share, from the linked quarter ended September 30, 2012.  Compared to the quarter ended December 31, 2011, net income increased $302,000 or $.14 per share.  Provision for loan losses was $580,000 for the fourth quarter of 2012 compared to $300,000 for the linked quarter ended September 30, 2012 and $1.2 million for the quarter ended December 31, 2011.

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The Company’s net interest margin was 4.24% for the quarter ended December 31, 2012 compared to 4.31% for the quarter ended September 30, 2012 and 4.01% for the quarter ended December 31, 2011, a decrease of 7 basis points for the linked quarter and an increase of 23 basis points from the prior year.  The Company’s net interest margin decreased from the previous quarter primarily due to a decrease in loan yield for the quarter.  Net interest margin for the year was 4.20% compared to 4.06% in the previous year.

Fourth Quarter 2012 Compared to Third Quarter 2012

Net interest income for the quarter ended December 31, 2012 remained unchanged compared to the previous quarter.  Non-interest income for the three months ended December 31, 2012 increased $19,000, or 2.6%, compared to the previous quarter, primarily due to an increase in gains on the sale of mortgage loans of $18,000.  Non-interest expense for the three months ended December 31, 2012 increased $98,000, or 3.3%, compared to the previous quarter, primarily due to an increase in personnel expenses of $83,000.

A $580,000 provision for loan losses was recorded for the fourth quarter of 2012, compared to a $300,000 provision in the previous quarter.  The provision expense was higher in the fourth quarter of 2012 primarily as a result of an increase in net charge-offs in the current quarter.  Net charge-offs were $827,000 for the fourth quarter of 2012 compared to $231,000 in the third quarter of 2012.

Fourth Quarter 2012 Compared to Fourth Quarter 2011

Net interest income for the quarter ended December 31, 2012 increased $301,000, or 8.5%, compared to the previous year.  The increase in net interest income was impacted by a reduction in interest expense of $170,000 combined with an increase in interest income of $131,000. The increase in interest income was fueled by the growth in average loans of $8.8 million for the fourth quarter of 2012 compared to the fourth quarter of 2011.

Non-interest income for the three months ended December 31, 2012 decreased $159,000, or 17.2%, compared to the three months ended December 31, 2011, primarily due to a decrease in security gains of $141,000 from the prior year.

Non-interest expense for the three months ended December 31, 2012 increased $276,000, or 9.8%, compared to the three months ended December 31, 2011,

primarily due to an increase in personnel expenses totaling $134,000 and other expenses totaling $106,000.

A $580,000 provision for loan losses was recorded for the fourth quarter of 2012, a decrease from $1.2 million in the fourth quarter of 2011.  Net charge-offs were $827,000 for the fourth quarter of 2012 compared to net charge-offs of $583,000 in the fourth quarter of 2011.

Balance Sheet

Total assets at December 31, 2012 were $406.6 million, an increase of $2.8 million from $403.8 million at December 31, 2011.  Average assets during 2012 were $403.0 million, an increase of 9.1% or $33.7 million from $369.3 million in 2011.  Average interest earning assets increased 9.1% or $30.6 million in 2012, from $336.8 million in 2011 to $367.4 million in 2012.

Loans increased $4.4 million, or 1.5%, from $294.4 million at December 31, 2011 to $298.8 million at December 31, 2012.  Total loans averaged $301.3 million in 2012, compared to $274.1 million in 2011, an increase of $27.2 million, or 9.9%.  Deposits at December 31, 2012 were $331.7 million, a decrease of $1.0 million, or 0.3%, compared to $332.7 million at December 31, 2011. Total deposits averaged $327.7 million during 2012, an increase of $20.0 million, or 6.5%, compared to $307.7 million during 2011.  Average deposits increased during the year, but the cost of funds declined as higher cost deposits matured and were renewed at lower rates.

Non-performing assets totaled $6.3 million at December 31, 2012 compared to $4.9 million at December 31, 2011, an increase of $1.4 million.  The majority of non-performing assets is represented by a $3.8 million commercial real estate loan which was placed on nonaccrual status during the second quarter of 2012.

The allowance for loan losses at December 31, 2012 was $5.7 million, or 1.91% of total loans, compared to $5.9 million, or 1.99% of total loans as of December 31, 2011.  Net charge-offs for the year to date totaled $1.8 million compared to $894,000 in the previous year.  The allowance for loan losses has declined although net charge-offs has increased in comparison as the majority of loans charged off had a specific allocated reserve.

A summary of nonperforming assets is presented below:
(In thousands)	December 31, 2012	September 30, 2012	June 30, 2012	March 31, 2012	December 31, 2011
Nonaccrual loans	$5,384	$5,911	$6,168	$2,476	$3,322
Loans 90+ days past due/accruing	-	60	-	-	-
Restructured loans	758	1,388	1,549	1,534	942
Total nonperforming loans	6,142	7,359	7,717	4,010	4,264

Other real estate owned	191	258	214	608	637
Total nonperforming assets	$6,333	$7,617	$7,931	$4,618	$4,901

Ratio of total nonperforming assets to total assets	1.56%	1.93%	2.00%	1.14%	1.21%

At December 31, 2012, total shareholders’ equity was $41.6 million and total tangible shareholders’ equity was $36.5 million.  The Company’s tangible equity ratio was 9.08% as of December 31, 2012.  The Company and Citizens First Bank are categorized as “well capitalized” under regulatory guidelines.

About Citizens First Corporation

Citizens First Corporation is a bank holding company headquartered in Bowling Green, Kentucky and established in 1999.  The Company has branch offices located in Barren, Hart, Simpson and Warren Counties in Kentucky.

Forward-Looking Statements

Statements in this press release relating to Citizens First Corporation's plans, objectives, expectations or future performance are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 that are based upon the Company’s current expectations, but are subject to certain risks and uncertainties that may cause actual results to differ materially.  Among the risks and uncertainties that could cause actual results to differ materially are economic conditions generally and in the market areas of the Company, a continuation or worsening of the current disruption in credit and other markets, goodwill impairment, overall loan demand, increased competition in the financial services industry which could negatively impact the Company’s ability to increase total earning assets, and the retention of key personnel.  Actions by the Department of the Treasury and federal and state bank regulators in response to changing economic conditions, changes in interest rates, loan prepayments by and the financial health of the Company’s borrowers, and other factors described in the reports filed by the Company with the Securities and Exchange Commission could also impact current expectations.

Consolidated Financial Highlights (Unaudited)
In thousands, except per share data and ratios

Consolidated Statement of Income:

	Three Months Ended

	December 31	September 30	June 30	March 31	December 31
	2012	2012	2012	2012	2011
Interest income	$4,664	$4,681	$4,565	$4,618	$4,533
Interest expense	809	826	889	926	979
Net interest income	3,855	3,855	3,676	3,692	3,554

Provision for loan losses	580	300	450	370	1,200

Non-interest income:
Service charges on deposits	351	355	340	318	381
Other service charges and fees	129	138	143	120	121
Gain on sale of mortgage loans	82	64	64	90	100
Non-deposit brokerage fees	61	54	57	34	43
Lease income	76	68	68	68	68
BOLI income	65	66	66	66	69
Securities gains	-	-	55	-	141
Total	764	745	793	696	923

Non-interest expenses:
Salaries and benefits	1,489	1,406	1,414	1,409	1,355
Occupancy and equipment	491	489	479	459	455
Other	1,111	1,098	1,153	1,058	1,005
Total	3,091	2,993	3,046	2,926	2,815

Income before income taxes	948	1,307	973	1,092	462
Provision for income taxes	251	366	247	284	67
Net income	697	941	726	808	395

Preferred dividends and discount accretion	225	225	223	224	225
Net income available for common shareholders	$472	$716	$503	$584	$170
Basic earnings per common share	$0.24	$0.36	$0.25	$0.30	$0.09
Diluted earnings per common share	$0.23	$0.35	$0.24	$0.29	$0.09

Consolidated Financial Highlights (Unaudited)
In thousands, except per share data and ratios

	Twelve Months Ended

	December 31	December 31
	2012	2011
Interest income	$18,528	$17,483
Interest expense	3,450	4,178
Net interest income	15,078	13,305

Provision for loan losses	1,700	2,025

Non-interest income:
Service charges on deposits	1,365	1,390
Other service charges and fees	529	472
Gain on sale of mortgage loans	301	315
Non-deposit brokerage fees	206	171
Lease income	279	261
BOLI income	263	273
Securities gains	55	215
Total	2,998	3,097

Non-interest expenses:
Salaries and benefits	5,718	5,102
Occupancy and equipment	1,918	1,858
Other	4,419	4,001
Total	12,055	10,961

Income before income taxes	4,321	3,416
Provision for income taxes	1,148	807
Net income	3,173	2,609

Preferred dividends and discount accretion	896	958
Net income available for common shareholders	$2,277	$1,651
Basic earnings per common share	$1.16	$0.84
Diluted earnings per common share	$1.11	$0.81

Return on average assets YTD	0.79%	0.71%
Return on average equity YTD	7.84%	6.84%
Net interest margin YTD	4.20%	4.06%

Consolidated Financial Highlights (Unaudited)
In thousands, except per share data and ratios

Key Operating Statistics:

Three Months Ended

	December 31	September 30	June 30	March 31	December 31
	2012	2012	2012	2012	2011

Average assets	$403,975	$397,657	$407,298	$402,950	$398,264
Average loans	304,249	297,863	304,003	299,061	295,421
Average deposits	325,644	321,828	331,820	331,400	333,540
Average equity	41,629	40,776	39,962	39,431	39,075
Average common equity	27,458	26,618	25,816	25,296	24,951

Return on average assets	0.69%	0.94%	0.72%	0.81%	0.39%
Return on average equity	6.66%	9.18%	7.31%	8.24%	4.01%

Efficiency ratio	65.70%	63.88%	66.93%	65.44%	61.61%
Non-interest income to average assets	0.75%	0.75%	0.78%	0.69%	0.92%
Non-interest expenses to average assets	3.04%	2.99%	3.01%	2.91%	2.80%
Yield on average earning assets (tax equivalent)	5.11%	5.21%	5.03%	5.20%	5.09%
Cost of average interest bearing liabilities	1.01%	1.04%	1.10%	1.15%	1.22%
Net interest margin (tax equivalent)	4.24%	4.31%	4.06%	4.17%	4.01%
Number of FTE employees	102	103	100	101	100

Asset Quality Ratios:
Non-performing loans to total loans	2.06%	2.41%	2.57%	1.32%	1.45%
Non-performing assets to total assets	1.56%	1.93%	2.00%	1.14%	1.21%
Allowance for loan losses to total loans	1.91%	1.95%	1.97%	1.95%	1.99%
Net charge-offs to average loans, annualized	0.60%	0.45%	0.52%	0.41%	0.42%

Consolidated Financial Highlights (Unaudited)
In thousands, except per share data and ratios

Consolidated Statement of Condition:	As of	As of	As of
	December 31,	December 31,	December 31,
	2012	2011	2010
Cash and cash equivalents	$34,799	$30,549	$14,811
Available for sale securities	46,639	50,718	39,531
Loans held for sale	61	180	151
Loans	298,754	294,352	268,303
Allowance for loan losses	(5,721)	(5,865)	(5,001)
Premises and equipment, net	11,568	11,849	10,352
Bank owned life insurance (BOLI)	7,587	7,324	7,051
Federal Home Loan Bank Stock, at cost	2,025	2,025	2,025
Accrued interest receivable	1,660	1,858	1,940
Deferred income taxes	2,871	3,382	3,677
Intangible assets	5,094	5,443	3,604
Other real estate owned	191	637	1,368
Other assets	1,028	1,342	1,919
Total Assets	$406,556	$403,794	$349,731

Deposits:
Noninterest bearing	$ 41,725	$ 38,352	$ 36,250
Savings, NOW and money market	111,194	116,968	72,612
Time	178,814	177,411	179,878
Total deposits	$331,733	$332,731	$288,740
FHLB advances and other borrowings	26,000	25,000	15,712
Subordinated debentures	5,000	5,000	5,000
Other liabilities	2,257	2,191	1,970
Total Liabilities	364,990	364,922	311,422
6.5% Cumulative preferred stock	7,659	7,659	7,659
Series A preferred stock	6,519	6,471	8,586
Common stock	27,072	27,072	27,072
Retained deficit	(430)	(2,706)	(4,357)
Accumulated other comprehensive income (loss)	746	376	(651)
Total Stockholders’ Equity	41,566	38,872	38,309
Total Liabilities and Stockholders’ Equity	$406,556	$403,794	$349,731

Consolidated Financial Highlights (Unaudited)
In thousands, except per share data and ratios

	December 31, 2012	December 31, 2011	December 31, 2010
Capital Ratios:
Tier 1 leverage	10.20%	9.46%	10.98%
Tier 1 risk-based capital	13.16%	11.86%	13.31%
Total risk based capital	14.41%	13.11%	14.57%
Tangible equity ratio (1)	9.08%	8.39%	10.02%
Tangible common equity ratio (1)	5.55%	4.84%	5.33%
Book value per common share	$13.91	$12.57	$11.21
Tangible book value per common share (1)	$11.32	$9.80	$9.37
Shares outstanding (in thousands)	1,969	1,969	1,969
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(1)
The tangible equity ratio, tangible common equity ratio and tangible book value per common share, while not required by accounting principles generally accepted in the United States of America (GAAP), are considered critical metrics with which to analyze banks.  The ratio and per share amount have been included to facilitate a greater understanding of the Company’s capital structure and financial condition.  See the Regulation G Non-GAAP Reconciliation table for reconciliation of this ratio and per share amount to GAAP.

Regulation G Non-GAAP Reconciliation:	December 31, 2012	December 31, 2011	December 31, 2010

Total shareholders’ equity (a)	$41,566	$38,872	$38,309
Less:
Preferred stock	(14,178)	(14,130)	(16,245)
Common equity (b)	27,388	24,742	22,064
Goodwill	(4,097)	(4,097)	(2,575)
Intangible assets	(997)	(1,346)	(1,029)
Tangible common equity (c)	22,294	19,299	18,460
Add:
Preferred stock	14,178	14,130	16,245
Tangible equity (d)	$36,472	$33,429	$34,705

Total assets (e)	$406,556	$403,794	$349,890
Less:
Goodwill	(4,097)	(4,097)	(2,575)
Intangible assets	(997)	(1,346)	(1,029)
Tangible assets (f)	$401,462	$398,351	$346,286
Shares outstanding (in thousands) (g)	1,969	1,969	1,969

Book value per common share (b/g)	$13.91	$12.57	$11.21
Tangible book value per common share (c/g)	$11.32	$9.80	$9.37

Total shareholders’ equity to total assets ratio (a/e)	10.22%	9.63%	10.95%
Tangible equity ratio (d/f)	9.08%	8.39%	10.02%
Tangible common equity ratio (c/f)	5.55%	4.84%	5.33%